Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES THE RETIREMENT
OF JOSEPH H. PYNE AS EXECUTIVE CHAIRMAN

Houston, Texas (April 24, 2018) -- Kirby Corporation ("Kirby") (NYSE:KEX) announced today the retirement of Joseph H. Pyne as Executive Chairman of the Board, effective April 30, 2018, after 40 years of service.  Mr. Pyne will continue to serve Kirby as Chairman of the Board in a non-executive role.  The Board and all Kirby employees would like to thank Mr. Pyne for his service, dedication and leadership during his tenure and look forward to working with him in his new role as Chairman.

Mr. Pyne started his career with Kirby in 1978, and has held numerous executive positions including Chairman of the Board since April 2014, Chairman of the Board and Chief Executive Officer from January 2014 to April 2014, as Chairman of the Board, President and Chief Executive Officer from April 2013 to January 2014 and from April 2010 to April 2011, and as President and Chief Executive Officer from 1995 to April 2010, Executive Vice President from 1992 to 1995 and as President of Kirby Inland Marine from 1984 to November 1999. He has served the Company as a Director since 1988. He also served in various operating and administrative capacities with Kirby Inland Marine from 1978 to 1984.

Kirby will incur a charge for compensation related to the retirement in the 2018 second quarter.  For more information on this charge, please reference Kirby’s Form 8-K filed with the Securities and Exchange Commission today.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, fork lifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2017.

55 Waugh Drive     Suite 1000    P. O. Box 1745     Houston, Texas 77251     713/435-1000     Fax 713/435-1010